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Exhibit 3.1


STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION


First: That at a meeting of the Board of Directors of Harmonica Acquisition Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "ONE" so that, as amended, said Article shall be and read as follows:
"The Name of the Corporation is International Surfacing, Inc."
Second: That thereafter, pursuant to resolution of its Board of Directors, the Corporation's sole stockholder approved the proposed amendment in writing without the necessity of holding a meeting in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware. Third: That the capital of the Corporation shall not be reduced under or by reason of this amendment.
                                       BY:________________________________
                                                         President


                                       NAME:_________________________________
                                                       (Type or Print)
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